Exhibit 10.43

March 3, 2005

Ms. Ann M. Raider

46 Ivy Road

Wellesley, MA  02482

Dear Ann,

We all are excited about the possibility of your joining Vertis, Inc. (“Vertis” or “Company”).  Clearly you bring to us an enormous amount of experience, expertise, energy, drive and proven results.  As such, I am extending to you an offer to join our team.  I am confident that you will help us to position, build value and grow our company.

Following are the summarized terms of our offer:

1.               Specifically, you would join Vertis Inc. in the position of Chief Strategy Officer.  In that capacity, you would report to me.  In brief, the position’s responsibilities include but are not limited to:

•                  Leading the overall development of Vertis’ strategies and objectives to meet the company’s revenue and profit goals;

•                  Overseeing, strengthening and building all aspects of the Vertis brand;

•                  Building programs to enable Vertis to capitalize on existing relationships;

•                  Ensuring that marketing and sales plans keep pace with changes the marketplace and our overall business mission;

•                  Effectuating timely responses and feedback to our Marketing and Sales teams maximizing an integrated approach to customers and the marketplace;

•                  Challenging the sales and marketing processes ensuring maximum execution and continuous improved program effectiveness;

•                  Charting new and innovative directions for products and markets in order to support the overall business growth

2.               It is our understanding that you will resign from your current position promptly and this offer is contingent on your being able to begin work with Vertis three weeks from the date you resign from your current position.

3.               Your office will be located at 250 W. Pratt Street, Baltimore, MD  21201.

4.               Your starting base salary will be $300,000 annualized.  This will be distributed in an amount of $11,538 bi-weekly on Fridays.

5.               Upon joining Vertis, you will be paid a signing bonus of $50,000.  Payment of this bonus is contingent upon your starting work with us three weeks from the date you resign from your current position.  Should you choose to end your association with Vertis prior to completing the first sixty days of your employment, you agree to repay this amount in full to the Company and agree Vertis may set off such an amount against amounts owing to you at the end of your employment.   Should Vertis terminate you for Cause as defined below prior to you completing one full year of employment you also agree to repay this amount in full to the Company and agree Vertis may set off such an amount against amounts owing to you at the end of your employment.

6.               You will receive an automobile allowance of $990 per month or $11,880 annually.

7.               You will participate in the Executive Incentive Plan. The details of this Plan will be discussed and refined after you have accepted this offer and upon further discussion with me.

8.               As an element of your compensation, the Company intends to grant to you 5,000 shares of the Company’s restricted common stock under the Vertis Holdings, Inc. equity plan, subject to approval by the Company’s Board of Directors at it’s next meeting.  These shares of restricted stock would be subject to the Company’s standard vesting provisions and restrictions on transfer.  These provisions would be more fully set forth in a Restricted Stock Agreement, to be entered into upon the award of the shares.

9.               You will be eligible to participate in the company’s Deferred Compensation Plan.  Upon acceptance of this offer, the details of this Plan will be provided to you by TBG Financial.

10.         In lieu of extending you benefits under the terms of our Executive Relocation Policy, you will be afforded an allowance to help pay for the costs you will incur to rent an apartment in the Baltimore area and to commute to your home in Massachusetts. The amount of this allowance will be based on a reasonable projection of what the cost of your relocation to the Baltimore area would have been if such benefits were extended to you.  Individuals from our Human Resources and Finance Departments will work with you to determine the amount of this allowance.  It is our expectation that this allowance is not likely to exceed $60,000, but regardless of the amount it will be grossed up for taxes.  If this is not the case, you and I will need to mutually agree on the amount of the allowance.

11.         Your job performance will be reviewed annually. Merit increases are based on performance and in accordance with the company’s current policy and procedures.

12.         You will be eligible for coverage under our group health, life insurance and disability plans on the first day of the month following or coinciding with your start date providing you have submitted a HIPAA certificate from your previous employer.  Our health insurance plans provide coverage for most medical, dental and vision expenses.  Several coverage options are available allowing you to select the program that best meets your needs.  Again, upon acceptance of this offer our benefit brochures and more detailed and specific information would be provided to you under separate cover.

13.         You will be eligible to participate in our 401K Plan within 15 days of your hire date.  This program is administered by Mercer, and you will have an array of investment options from which to choose.

14.         You will be immediately eligible for all Vertis holidays, which are:

•                  Thanksgiving Day

•                  Day After Thanksgiving

•                  Christmas Eve Day

•                  Christmas Day

•                  New Year’s Day

•                  Memorial Day

•                  Independence Day

•                  Labor Day

15.         As a senior member of management, your personal time off will be covered under our Executive Leave policy, which provides you up to 4 weeks of compensated leave yearly (leaves cannot be accumulated from year to year).  Your leaves will need to be approved by me and coordinated with our company operations.

16.         Vertis requires that all employees take and pass a pre-employment controlled substance screening prior to the beginning of employment. Therefore, this offer is contingent upon the laboratory results of that test. Details containing our testing procedures will be provided under separate cover.

17.         As appropriate for your position in senior management, this offer is contingent upon the successful completion and results of comprehensive reference and background checks.

Due to the highly sensitive nature of our business, we require all professional and or management personnel to sign a Business Responsibility Agreement.

Additionally, federal requirements state that, at the time of your employment, you must provide documentation establishing your identity and legal right to work in the United States. Therefore, this offer is contingent on this validation.

We understand that you are not a party to any employment contract or agreement which restricts your ability to devote the full range of your skills and knowledge to Vertis Inc., or your right to engage in competition with your present employer after the termination of your employment. If this understanding is incorrect, please notify us immediately.  Accordingly, our offer is contingent upon our receipt and review of any such agreement.

Furthermore, should you accept this offer; there is no expressed or implied contract of employment between you and Vertis Inc. You will be employed for no particular period of time; you have the right to terminate your employment at any time for any reason, and the company has a similar right. If the Company terminates your employment for any reason other than for Cause, then you will receive severance pay, in the form of payroll continuation of your annual base salary as of your date of separation, for a period of twelve (12) months, less all legally required deductions.  “Cause” shall mean (i) gross negligence or willful misconduct by you in connection with the performance of your duties that is materially injurious to the Company, monetarily or otherwise, (ii) the conviction of you by a court of competent jurisdiction for felony criminal conduct or (iii) material violation by you of the non-disclosure of confidential information or non-solicitation provisions of your Business Responsibility Agreement. The Company’s obligations to make payment hereunder shall be unaffected by any change of control and a new controlling party may not use a change of control as a means or subterfuge to avoid the obligations hereunder.

The terms of this offer of employment extended to you are outlined in this letter and any additions or other changes must also be in writing.

Please acknowledge your receipt of this offer, acceptance of it and agreement with the terms outlined above by signing the attached copy of this letter and returning it to me.

I am sure you realize that this position provides you the opportunity to enhance your already considerable skills. I am certain you will find your new role challenging, rewarding and satisfying. We look forward to having you on the Vertis, Inc. team.

Sincerely,

/S/ Dean D. Durbin

Dean D. Durbin
President & Chief Operating Officer

Acknowledged:

/S/ Ann M. Raider

Date: